UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               (Amendment No. 1)



                                  Tefron, Ltd.
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                                (Name of Issuer)


                                 Ordinary Shares
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                         (Title of Class of Securities)


                                   M87482-10-1
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                                 (CUSIP Number)


                                  April 7, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M87482-10-1                   13G                   Page 2 of 5  Pages
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1       NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        (Entities Only).

        Leber Partners, L.P.
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
        (See Instructions)
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY


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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
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                5.   SOLE VOTING POWER          1,276,882 ordinary shares
NUMBER OF
SHARES          ----------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER        0
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING       7.   SOLE DISPOSITIVE POWER     1,276,882 ordinary shares
PERSON
WITH            ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER   0

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,276,882 ordinary shares
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.14%
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12     TYPE OF REPORTING PERSON*

       PN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. M87482-10-1                   13G                   Page 3 of 5  Pages
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ITEM 1.

         (a)      Name of Issuer:

                  Tefron Ltd.

         (b)      Address of Issuer's Principal Executive Offices:

                  Tefron Ltd.
                  28 Chida Street
                  Bnei Brak 51371, Israel


ITEM 2.  (a)      Name of Person Filing:

                  Leber Partners, L.P.

         (b)      Address of Principal Business Office or, if None, Residence:

                  c/o Zvi Limon
                  95 Avenue Kleber
                  Paris, France 75116

         (c)      Citizenship:

                  Cayman Islands

         (d)      Title of Class of Securities:

                  Ordinary Shares, par value New Israel Shekel ("NIS") 1.00 per share

         (e)      CUSIP Number:

                  M-87482-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 3D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

CUSIP No. M87482-10-1                   13G                   Page 4 of 5  Pages
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ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

         (a)      Amount beneficially owned:  1,276,882

         (b)      Percent  of  class:  7.14%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 1,276,882.

                  (ii)     Shared power to vote or to direct the vote: None.

                  (iii) Sole power to dispose or to direct the disposition of: 1,276,882.

                  (iv) Shared power to dispose or to direct the disposition of: None.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

CUSIP No. M87482-10-1                   13G                   Page 5 of  5 Pages
--------------------------------------------------------------------------------

ITEM 10. CERTIFICATIONS.

         Certification pursuant to ss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                April 14, 2005
                                       ---------------------------------------
                                                    (Date)



                                       Leber Partenrs, L.P.

                                          By: Leber Limited, its general partner


                                                   By: /s/ Zvi Limon
                                                      ------------------------
                                                   Name: Zvi Limon
                                                   Title: Sole Director